EXHIBIT 5.17

April 22, 2016

TO:	British Columbia Securities Commission Alberta Securities Commission
Ontario Securities Commission

Toronto Stock Exchange

Dear Sirs/Mesdames:

RE:	Seabridge Gold Inc. (the “Company”) Prospectus Supplement Dated April 22, 2016 to Short Form Base Prospectus Dated November 26, 2014 (the “Prospectus”)

As Canadian income tax counsel for the Company, we hereby consent to: (i) being named in the Prospectus; and (ii) the Company’s use and reference in the Prospectus of our opinions relating to the disclosure in the following sections of the Prospectus:

1.	“Certain Income Tax Considerations for U.S. Holders – Canadian Federal income Tax Considerations”;
2.	“Certain Income Tax Considerations for Canadian Holders”; and
3.	“Eligibility for Investment”.

(the “Opinions”).

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in it that are: (i) derived from the Opinions; or (ii) within our knowledge as a result of the services performed by us in connection with the Opinions.

This letter is provided to the persons to which it is addressed pursuant to the requirements of applicable securities legislation and not for any other purpose.

Yours truly,

“THORSTEINSSONS LLP”